Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
The Ultimate Software Group, Inc.:

We consent to the use of our reports dated March 2, 2009, with respect to the consolidated balance sheets of The Ultimate Software Group, Inc. and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2008, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008 incorporated herein by reference. Our report on the financial statements referred to above, refers to the Company changing its method of quantifying errors.

/s/ KPMG LLP
     KPMG LLP

August 10, 2009
Miami, Florida
Certified Public Accountants